Exhibit 10.1

AMENDMENT TO

RICHARDSON ELECTRONICS, LTD.

AMENDED AND RESTATED EDWARD J. RICHARDSON

INCENTIVE COMPENSATION PLAN

WHEREAS, the Richardson Electronics, Ltd. Amended and restated Edward J. Richardson Incentive Plan (the “Plan”) was originally established for the purpose of providing Edward J. Richardson with annual incentive compensation based on the annual performance of Richardson Electronics, Ltd. (the “Corporation”) measured by objective corporate financial performance measures;

WHEREAS, on July 26, 2012, the Board of Directors approved certain amendments to and the restatement of the Plan to allow Mr. Richardson to participate in the greater of 2% of Net Income of the Corporation or the benefit to which he would be entitled if he were a participant in the “Management Incentive Compensation Plan” adopted by the Corporation for its other corporate executive officers;

WHEREAS, the Board now desires to amend the Plan to provide that, subject to the Committee’s discretion to reduce awards under the Plan, each Plan Year, Edward J. Richardson shall be entitled to an award under the Plan equal to the excess of two percent (2%) of the Corporation’s Net Income for such Plan Year over the benefit to which he is entitled under the Management Incentive Compensation Plan adopted by the Corporation for its other corporate executive officers.

NOW THEREFORE, the Board hereby amends the Plan in the following respects, effective as of October 24, 2022:

1.The definition of “Management Incentive Compensation Plan” as set forth in Section 2 of the Plan is amended in its entirety to read as follows:

“Management Incentive Compensation Plan” means, for purposes of this Plan, the agreement for the current Plan Year whereby corporate executive officers are awarded incentives based on total performance of the Corporation relative to the achievement of various targets tied to the annual revenue of the Corporation, total operating income of the corporation and the total cash and investments of the Corporation, or such other performance objectives as determined by the Committee from time to time.  The targets under the Management Incentive Compensation Plan shall be established in writing by the Committee at the beginning of the Plan Year and while the outcome of the objectives remains substantially uncertain. To the extent any documentation of the Management Incentive Compensation Plan is not consistent with the terms described herein, the incentive compensation hereunder shall be determined based on the terms of the Management Incentive Compensation Plan as described in this Plan.”

2.Section 4(a) of the Plan is amended in its entirety to read as follows:

“Subject to the Committee’s discretion to reduce awards under the Plan, each Plan Year, Edward J. Richardson shall be entitled to an award under the Plan equal to the excess of two percent (2%) of the Corporation’s Net Income for such Plan Year over the benefit to which he is entitled under the Management Incentive Compensation Plan adopted by the Corporation for its other corporate executive officers.”

3.Section 4(c) of the Plan is amended in its entirety to read as follows:

“Prior to any payment of cash under the Plan for a Plan Year, the Committee shall certify in writing the amount of Net Income or performance relative to the Measurable Performance Objectives and total Corporation performance objectives established for the Management Incentive Compensation Plan for such Plan Year.

IN WITNESS WHEREOF, this Amendment to the Restated Edward J. Richardson Incentive Compensation Plan has been executed by an authorized officer of the Corporation as of this 24th day of October, 2022.

RICHARDSON ELECTRONICS, LTD.

By:  /s/ Robert J. Ben

Its:   Chief Financial Officer and Chief Accounting Officer